As filed with the Securities and Exchange Commission on March 20, 2013

Registration Statement No. 333-158383

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT No. 333-158383

Under

The Securities Act of 1933

SEALY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3284147
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Sealy Drive

One Office Parkway

Trinity, North Carolina

(336) 861-3500

(Address and telephone number of principal executive offices)

Michael Q. Murray

One Office Parkway

Trinity, North Carolina 27370

(336) 861-3500

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Lou Hedrick Jones Tempur-Pedic International Inc. 1000 Tempur Way Lexington, KY 40511 (800) 878-8889	John R. Utzschneider, Esq. Bingham McCutchen LLP One Federal Street Boston, MA 02110 (617) 951-8000

Approximate date of commencement of proposed sale to public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Deregistration of Securities

This Post-Effective Amendment relates to the Registration Statement No. 333-158383 on Form S-3 (the “Registration Statement”), of Sealy Corporation, a Delaware corporation (the “Company”), registering $1,000,000,000 of common stock, par value $0.01 per share, of the Company (the “Common Stock”), preferred stock, par value $0.01 per share, of the Company (the “Preferred Stock”), depositary shares, warrants to purchase shares of Common Stock, Preferred Stock, depository shares or debt securities, subscription rights to purchase shares of Common Stock, Preferred Stock, depository shares or debt securities, debt securities of the Company or Sealy Mattress Company, guarantees of debt securities of the Company or Sealy Mattress Company, share purchase contracts and share purchase units, which was filed with the Securities and Exchange Commission on April 2, 2009.

This Post-Effective Amendment is being filed to deregister unsold securities of the Registrant.

On March 18, 2013, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 26, 2012 (the “Merger Agreement”), among the Company, Tempur-Pedic International Inc. (“Tempur”), and Silver Lightning Merger Company, a direct, wholly-owned subsidiary of Tempur (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Tempur (the “Merger”). In connection therewith, and subject to the terms of the Merger Agreement, at the effective time and as a result of the Merger,

•

each share of Common Stock (other than shares of treasury stock, shares owned by the Company and shares with respect to which appraisal rights are properly exercised and not withdrawn), issued and outstanding immediately prior to the effective time of the Merger, was converted into the right to receive a cash amount of $2.20 per share, without interest;

•

each option to purchase shares of Common Stock, whether or not vested (each a “Company Stock Right”), was cancelled and converted into the right to receive a cash payment (less any applicable withholding) equal to the product obtained by multiplying (x) the total number of shares of the Company’s common stock subject to such Company Stock Rights or to which such rights relate immediately prior to the effective time of the Merger by (y) the excess, if any, of $2.20 over the per share exercise price of such Company Stock Right;

•

each equity share unit issued, whether or not earned and vested in full (each a “Company Share Unit”), was deemed earned and vested in full and the Company has paid or promptly will pay to each grantee of a Company Share Unit an amount in cash equal to $2.20 (less any applicable withholding); and

•

each restricted stock unit issued (each a “Company RSU”), to the extent not previously earned and vested, was (A) with respect to Company RSUs subject to time-based vesting, deemed earned and vested in full and (B) with respect to Company RSUs subject to performance-based vesting , deemed earned and vested as if the applicable target performance goals had been met, and, in each case, the Company has paid or promptly will pay to each grantee of a Company RSU an amount in cash equal to $2.20 (less any applicable withholding).

Accordingly, the Company has terminated all offerings of its securities pursuant to its existing registration statement under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered but unsold under the Registration Statement, if any.

As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Trinity, North Carolina on March 20, 2013.

SEALY CORPORATION

By:	/s/ Lawrence J. Rogers
Name:	Lawrence J. Rogers
Title:	President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Lawrence J. Rogers Lawrence J. Rogers	President, Chief Executive Officer (Principal Executive Officer) and Director	March 20, 2013

/s/ Dale E. Williams Dale E. Williams	Executive Vice President, Chief Financial Officer (Principal Accounting Officer) and Director	March 20, 2013

/s/ W. Timothy Yaggi W. Timothy Yaggi	Director	March 20, 2013